UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Aramark
(Exact name of Registrant as Specified in its Charter) ____________________________

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Commencing on January 21, 2022, Aramark made available to shareholders the following communication in connection with its upcoming annual meeting of shareholders to be held on February 1, 2022.

Dear Shareholder

This letter responds to a report issued by the proxy advisory firm Institutional Shareholder Services (ISS) on January 19, 2022, regarding the annual meeting of shareholders of Aramark scheduled for February 1, 2022. In its report, ISS recommends that Aramark shareholders vote against the non-binding advisory vote on executive compensation (Proposal 3 in Aramark’s Definitive Proxy Statement for the Annual Meeting). We adamantly disagree with ISS’ recommendation for the reasons outlined below and recommend you vote FOR the non-binding advisory vote on executive compensation.

FOR Vote Recommendation by Glass Lewis

We note that the proxy advisory firm Glass, Lewis & Co., LLC (Glass Lewis), in its report issued on January 10, 2022, recommends that Aramark shareholders vote FOR approval of the non-binding vote on executive compensation. Glass Lewis states in its report, “In light of satisfactory alignment between pay and performance and the lack of egregious decisions during the year in review, as well as the Company’s intent to return to a long-term awards program incorporating performance-based awards for next year, we believe shareholders may reasonably support this proposal.”

Negative Vote Recommendation by ISS

In making its negative say on pay recommendation, ISS made the following statement that Aramark agrees with.

•“Pay-for-performance concerns are sufficiently mitigated. Annual incentive awards were based entirely on objective financial goals, and following the early payment of executives’ FY 2021 equity awards in late FY 2020, no additional grants were made during 2021. Further, PSUs for the 2019-2021 performance cycle were forfeited when the threshold goals were not achieved.”

Despite ISS clearly stating that “pay-for-performance concerns are sufficiently mitigated”, ISS recommended that shareholders vote against say on pay based on the following conclusion:

•“…the company has not made any statement regarding the treatment of in-flight awards going forward. Similarly, the company has not disclosed any policies regarding the use of special awards…”

Aramark’s Response

Given that ISS acknowledged Aramark’s recent executive compensation actions in its report, the Board finds ISS’ recommendation to vote against the non-binding advisory vote on executive compensation difficult to understand and without merit.

Members of Aramark’s Board discussed with shareholders their concerns with Aramark’s executive compensation programs. While some shareholders had concerns about treatment of in-flight awards and special awards, these Shareholders were satisfied with Aramark’s response, which included the rationale for these decisions and the changes in practice effected in FY2022. Further, the Compensation Committee acknowledges that adjusting in flight awards or making special awards are tools that would only be used in extraordinary circumstances. Indeed, we engaged with our shareholders and noted this during our outreach efforts. However, the Compensation Committee believes it would be inappropriate to make an unconditional commitment that would limit its ability to effectively and appropriately manage Aramark’s business, in the best interests of stakeholders in the event of unanticipated and extraordinary circumstances. A recap of our responses to shareholder feedback is provided below and was disclosed on page 34 of Aramark’s Definitive Proxy Statement filed on December 23, 2021.

Our executive pay program is grounded in a philosophy aimed at promoting alignment between long-term goals and shareholders' interests. Shareholder feedback informs our Committee's deliberations. We carefully consider both the level of voting support from shareholders as well as comments from shareholders. Below are specific actions we recently took based on shareholder feedback.

<table>
<tr><td>SCOPE OF SHAREHOLDER OUTREACH</td><td>
Outreach
85%</td><td colspan="2">
Engagement
75%</td><td>Engaged with 100% of our top 15 institutional investors</td></tr>
<tr><td>SHAREHOLDER FEEDBACK</td><td colspan="3">• Incentive pay should not be adjusted to moderate the impact of the pandemic
• Equity grants to NEOs should be at least 50% performance-based
• Special awards should be used sparingly
• General support for incorporating ESG metrics into executive pay programs</td><td>58%
"FOR" SAY-ON-PAY
Vs. 93% Prior year</td></tr>
<tr><td>ARAMARK RESPONSE</td><td colspan="4">• No further modifications to incentive plans
◦ Fiscal 2021 annual incentive payouts were based on actual financial results relative to pre-established goals; no discretionary adjustments or payouts were provided, and the Committee's intention was not to make adjustments regardless of pandemic's course since the fiscal 2021 performance goals were calibrated contemplating various pandemic-related outcomes unlike fiscal 2020 performance goals, which were established without contemplation of a global pandemic
◦ 100% of PSUs granted in fiscal 2019 were forfeited in November 2021 based on below threshold performance outcomes driven by the pandemic; the Committee made no discretionary adjustments
• Equity grants are at least 50% performance-based
◦ The Company's fiscal 2021 annual equity grant (made in September 2020) consisted of 50% stock options and 50% restricted stock units, to focus executives on recovery of our share price and because economic uncertainty precluded us from setting performance targets
◦ As communicated in last year's CD&A and reflected in Aramark's fiscal 2022 annual equity grant (made in November 2021), 50% of grants to the NEOs were performance-based
• Inclusion of ESG Performance Metrics
◦ For 2022, the Committee reinforced ESG initiatives by including ESG metrics in executives' individual performance objectives
◦ For 2023, we are planning to include formal ESG metrics and/or an ESG performance scorecard in the annual incentive plan</td></tr>
</table>

Aramark remains committed to the highest standards of corporate governance on all matters including compensation, transparency, and disclosure. We will continue striving to address issues or suggestions shareholders have regarding our compensation programs and will continue making changes based on shareholder feedback. Engagement with our shareholders on governance and compensation matters is an important and critical component of our long-term success. We are happy to speak with you on this or any related topics.

Sincerely,

Susan Cameron
Chair, Compensation and Human Resources Committee